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                                                              U.S. SECURITIES AND EXCHANGE COMMISSION
                                                                       Washington, D.C. 20549
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FORM 3                                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
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                                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
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1. Name and address of Reporting Person*       2. Date of Event Requiring       4. Issuer Name and Ticker or Trading Symbol
                                                  Statement (Month/Day/Year)

DUPEE JR.,   PAUL         R.                         05/8/98                      MAXICARE (MAXI)
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(Last)      (First)     (Middle)            3.  IRS Identification Number        5. Relationship of Reporting   6. If Amendment,
                                                 of Reporting Person,               Person to Issuer               Date of Original
                                                 if an Entity                                                      (Month/Day/Year)

                                                 N/A                                Director                        N/A
10 Wilton Row
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             (Street)                                                                                              7. Individual or
                                                                                                                      Group/Joint
                                                                                                                      Filing
                                                                                                               X  Form filed by One
                                                                                                              --- Reporting Person
                                                                                                                  Form filed by
                                                                                                              --- More than One
London         SW1X7NR        England                                                                             Reporting Person
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(City)         (State)         (Zip)

                                                                TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security                         2.  Amount of Securities         3. Ownership Form:  4. Nature of Indirect Beneficial
                                                  Beneficially  Owned             Direct (D) or       Ownership
                                                                                  Indirect (I)
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Common Stock                                      306,100                              D                       N/A
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Common Stock                                       21,000                              I           Shares are owned by Providence
                                                                                                   Capitol Enterprises, Inc., a
                                                                                                   corporation all of whose capital
                                                                                                   stock is owned by Mr. Dupee
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Form 3 (page 3)

                                Table II - Derivative Securities Beneficially Owned

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1. Title of Security   2. Date Exercisable      3. Title and Amount of      4. Conversion     5. Ownership            6. Nature of
                          and Expiration Date      Securities Underlying       or Exercise       Form: Direct (D)        Indirect
                                                   Derivative Security         Price of          or Indirect (I)         Beneficial
                                                                               Derivative                                Ownership
                                                                               Security
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None
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Explanation of Responses:

                                                                              /s/ Leonard Chazen, Attorney-in-Fact         5/18/98
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                                                                                Signature of Reporting Person               Date

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